Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Notis Global, Inc. on Form S-8 (File No. 333-198441) of our report dated April 13, 2016 (which includes an explanatory paragraph that raises substantial doubt about the Company’s ability to continue as a going concern), with respect to our audits of the consolidated financial statements of Notis Global, Inc. and Subsidiaries as of December 31, 2015 and 2014 and for the years ended December 31, 2015 and 2014, which report is included in this Annual Report on Form 10-K of Notis Global, Inc. for the year ended December 31, 2015.

/s/ Marcum LLP

Marcum LLP

Los Angeles, CA

April 13, 2016